PROSPECTUS SUPPLEMENT NO. 3 (to prospectus dated December 4, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-260338

Up to 1,755,000 Ordinary Shares

Underlying Previously Issued Warrants

This prospectus supplement updates, amends and supplements the prospectus dated December 4, 2023 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-260338). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K submitted to the Securities and Exchange Commission on December 27, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “NRSN” and “NRSNW,” respectively. On December 26, 2023, the closing prices for our ordinary shares and warrants on the Nasdaq Stock Market LLC were $0.755 per ordinary share and $0.082 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 27, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer Pursuant to Rule 13a-16 or 15d-16

Under the Securities Exchange Act of 1934

For the Month of December 2023

Commission File Number: 001-41084

NeuroSense Therapeutics Ltd.
(Translation of registrant’s name into English)

NeuroSense Therapeutics Ltd.
11 HaMenofim Street, Building B

Herzliya 562 Israel
+972-9-7996183
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

On December 21, 2023, NeuroSense Therapeutics Ltd. (the “Company”) received a notice from the Listing Qualifications staff of The Nasdaq Stock Market LLC (“Nasdaq”) advising the Company that it no longer satisfied the minimum $2.5 million stockholders’ equity requirement for continued listing on Nasdaq set forth in Nasdaq Listing Rule 5550(b)(1) (the “Minimum Equity Rule”) or, alternatively, the requirement that the Company either maintain a market value of listed securities of at least $35 million or generate net income from continuing operations of $500,000 in the most recently completed fiscal year or two of the last three most recently completed fiscal years.

The notification from Nasdaq has no immediate effect on the Company’s business or the listing or trading of the Company’s ordinary shares, and the Company has 45 days from the date of the notice, or until February 5, 2024 to submit to Nasdaq a plan to regain compliance with the Minimum Equity Rule or an alternative continued listing standard. The Company intends to submit its plan within the allotted timeframe. If the plan is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the notice, or until June 18, 2024, for the Company to regain compliance. If Nasdaq chooses not to accept the Company’s plan, or if the Company is unable to regain compliance within any grace period granted by Nasdaq, then the Company’s ordinary shares may be subject to delisting.

The Company is working diligently to regain compliance with the Minimum Equity Rule and remain listed on Nasdaq. However, there can be no assurance that the Company will ultimately regain compliance with all applicable requirements for continued listing on Nasdaq. A delisting of the Company’s ordinary shares from Nasdaq may materially impair the Company’s shareholders’ ability to buy and sell ordinary shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, the Company’s ordinary shares and other securities. A delisting of the Company’s ordinary shares could also significantly impair its ability to raise capital.

This Report on Form 6-K (other than the paragraph immediately preceding “About ALS” in Exhibit 99.1) is hereby incorporated by reference into the registrant’s Registration Statements on Form S-8 (File No. 333-262480) and Form F-3 (File No. 333-269306), to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

Forward-Looking Statements

This report contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on NeuroSense Therapeutics’ current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict and include statements regarding the Company’s ability to regain compliance with the Minimum Equity Rule or an alternative continued listing standard and the Company’s ability to maintain the listing of its ordinary shares on Nasdaq. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. The future events and trends may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward looking statements. These risks include the risks and uncertainties set forth in NeuroSense’s filings with the Securities and Exchange Commission (“SEC”). You should not rely on these statements as representing our views in the future. More information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Annual Report on Form 20-F filed with the SEC on March 22, 2023 and the Company’s subsequent filings with the SEC. Forward-looking statements contained in this announcement are made as of this date, and NeuroSense Therapeutics Ltd. undertakes no duty to update such information except as required under applicable law.

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated December 27, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NeuroSense Therapeutics Ltd.

Date: December 27, 2023	By:	/s/ Alon Ben-Noon
Alon Ben-Noon
Chief Executive Officer

Exhibit 99.1

NeuroSense Announces Receipt of Nasdaq Notice Regarding Minimum Stockholders’ Equity Requirement

●	This notification has no immediate effect on the listing or trading of NeuroSense’s ordinary shares on the Nasdaq Capital Market

CAMBRIDGE, Mass., December 27, 2023 -- NeuroSense Therapeutics Ltd. (Nasdaq: NRSN) (“NeuroSense” or the “Company”), a company developing treatments for severe neurodegenerative diseases, today announced that it has received a notification from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) advising the Company that it no longer satisfied the minimum $2.5 million stockholders’ equity requirement for continued listing on Nasdaq set forth in Nasdaq Listing Rule 5550(b)(1) (the “Minimum Equity Rule”) or, alternatively, the requirement that the Company either maintain a market value of listed securities of at least $35 million or generate net income from continuing operations of $500,000 in the most recently completed fiscal year or two of the last three most recently completed fiscal years.

The notification from Nasdaq, received on December 21, 2023, has no immediate effect on NeuroSense’s business or the listing or trading of NeuroSense’s ordinary shares which continue to trade on the Nasdaq Capital Market under the symbol “NRSN.”

NeuroSense has 45 days from the date of the notice, or until February 5, 2024, to submit to Nasdaq a plan to regain compliance with the Minimum Equity Rule or an alternative continued listing standard. If the plan is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the notice, or until June 18, 2024, for the Company to regain compliance.

Alon Ben-Noon, NeuroSense’s CEO stated, “The recent positive results we received from our ALS Phase 2b clinical trial are highly encouraging and have the potential to open new opportunities for the Company. We are currently working on a plan to submit to Nasdaq and intend to regain compliance with Nasdaq’s listing rules within the allotted timeframe. This notification does not affect our ongoing operations or our commitment to advance PrimeC towards the market.”

About ALS

Amyotrophic lateral sclerosis (“ALS”) is an incurable neurodegenerative disease that causes complete paralysis and death within 2-5 years from diagnosis. Every year, more than 5,000 patients are diagnosed with ALS in the U.S. alone, with an annual disease burden of $1 billion. The number of patients with ALS is expected to grow by 24% by 2040 in the U.S. and EU.

About PrimeC

PrimeC, NeuroSense’s lead drug candidate, is a novel extended-release oral formulation composed of a unique fixed-dose combination of two FDA-approved drugs: ciprofloxacin and celecoxib. PrimeC is designed to synergistically target several key mechanisms of ALS that contribute to motor neuron degeneration, inflammation, iron accumulation and impaired ribonucleic acid (“RNA”) regulation to potentially inhibit the progression of ALS. NeuroSense completed the 6-month double blind portion of its Phase 2b ALS clinical trial which met its safety and tolerability endpoints, as well as showing a statistically significant slowing of disease progression in the pre-specified Per Protocol (PP) population. Additional data from the Phase 2b study are expected H1 2024. PrimeC was granted Orphan Drug Designation by the U.S. Food and Drug Administration and the European Medicines Agency.

About NeuroSense

NeuroSense Therapeutics, Ltd. is a clinical-stage biotechnology company focused on discovering and developing treatments for patients suffering from debilitating neurodegenerative diseases. NeuroSense believes that these diseases, which include amyotrophic lateral sclerosis (ALS), Alzheimer’s disease and Parkinson’s disease, among others, represent one of the most significant unmet medical needs of our time, with limited effective therapeutic options available for patients to date. Due to the complexity of neurodegenerative diseases and based on strong scientific research on a large panel of related biomarkers, NeuroSense’s strategy is to develop combined therapies targeting multiple pathways associated with these diseases.

For additional information, we invite you to visit our website and follow us on LinkedIn and X (Twitter).

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on NeuroSense Therapeutics’ current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict and include statements regarding the Company’s ability to regain compliance with the Minimum Equity Rule or an alternative continued listing standard, the Company’s ability to maintain the listing of its ordinary shares on Nasdaq, PrimeC as a potential treatment for people with ALS, the timing for release of additional results from PARADIGM clinical trial, and other regulatory milestones, the timing for release of results from the Company’s strategic collaboration with Biogen, the cash runway of the Company, the timing of a Phase 2 trial for Alzheimer’s disease and patient enrollment regarding a Phase 3 pivotal ALS trial of PrimeC. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. The future events and trends may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward looking statements. These risks include unexpected R&D costs or operating expenses, a delay in the reporting of additional results from PARADIGM clinical trial; a delay in the reporting of results from the Company’s strategic collaboration with Biogen; the timing of expected regulatory and business milestones; risks associated with meeting with the FDA to determine the best path forward following the results from PARADIGM clinical trial, including a delay in any such meeting; a delay in patient enrollment for a Phase 2 trial for Alzheimer’s disease or its planned Phase 3 pivotal ALS trial of PrimeC; the potential for PrimeC to safely and effectively target ALS; preclinical and clinical data for PrimeC; the uncertainty regarding outcomes and the timing of current and future clinical trials; timing for reporting data; the development and commercial potential of any product candidates of the company; the success of steps taken to regain and maintain compliance with Nasdaq’s continued listing standards; and other risks and uncertainties set forth in NeuroSense’s filings with the Securities and Exchange Commission (“SEC”). You should not rely on these statements as representing our views in the future. More information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Annual Report on Form 20-F filed with the SEC on March 22, 2023 and the Company’s subsequent filings with the SEC. Forward-looking statements contained in this announcement are made as of this date, and NeuroSense Therapeutics Ltd. undertakes no duty to update such information except as required under applicable law.

For further information: Email: info@neurosense-tx.com, Tel: +972 (0)9 799 6183